Exhibit 10.21

[DANCING BEAR LETTERHEAD]

December 31, 2017

theglobe.com, inc.

1500 Cordova Road, Suite 302

Fort Lauderdale, Florida 33316

Re:	Termination of Master Services Agreement

Dear Mr. Cespedes:

Reference is made to that certain (a) Master Services Agreement, entered into in September 29, 2008 (the “Services Agreement”), by and between Dancing Bear Investments, Inc. (“Dancing Bear”) and theglobe.com, inc. (“theglobe”), and (b) Stock Purchase Agreement, dated as of December 31, 2017 (the Purchase Agreement”) by and among Delfin Midstream, LLC (the “Purchaser”) and Michael S. Egan, Jacqueline Egan, Dancing Bear, E&C Capital Partners, LLP, E&C Capital Partners II, LLLP, the Registry Management Company, LLC, and certain Grantor Retained Annuity Trusts with Michael S. Egan as Grantor (collectively, the “Sellers”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Purchase Agreement.

By executing this termination agreement (this “Termination Agreement”), the parties hereto acknowledge and agree as follows:

(1)       Effective as of December 31, 2017 (the “Effective Date”) (a) all provisions of the Services Agreement shall be terminated and shall be null and void and of no further force or effect, (b) no party thereto shall have any rights, liabilities or obligations thereunder and (c) all amounts due and outstanding under the Services Agreement, which was a total of approximately $949,570.00 as of September 30, 2017, as of immediately prior to the Effective Date, shall be deemed satisfied in full, discharged, terminated and released, in all respects.

(2)       Dancing Bear and theglobe each agree to take such further actions and execute and deliver such other documents and agreements as may be reasonably required to further evidence the termination of the Services Agreement or effect the intent and purpose of this Termination Agreement.

(3)       In consideration of the Purchase Price (as defined in the Purchase Agreement) to be paid to Sellers under the Purchase Agreement, Dancing Bear hereby releases and forever discharges all claims, demands, debts, obligations, and liabilities of any kind or character whatsoever that Dancing Bear ever had, now has, or might hereafter have against theglobe and each of its respective subsidiaries, affiliates, agents, shareholders, partners, members, employees, officers, directors, attorneys and representatives, as well as the successors and assigns of any and all of them, and anyone claiming through or under any of them (collectively, the “Released Parties”), arising from or by reason of any matter, act, omission, cause or thing whatsoever occurring, without regard to the present, actual knowledge of such acts, omissions, breaches or events, on or prior to the date of this Termination Agreement, that relate to the Services Agreement or any other transaction, document, contract, instrument, representation, understanding or agreement between Dancing Bear and any Released Party, in whole or in part, directly or indirectly (collectively, the “Dancing Bear Released Claims”). Dancing Bear intends that this release shall be a full and final settlement of and bar to any and all claims and/or causes of action against the Released Parties relating to the Dancing Bear Released Claims.

(4)       This Termination Agreement (a) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder, (b) may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument and (c) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws.

(5)       Each party shall bear its own costs and expenses in connection with entering into this Termination Agreement. In the event that it becomes necessary for any party to bring suit to enforce the terms of this Termination Agreement or in connection with a breach of this Termination Agreement, then the prevailing party shall be entitled to recover all reasonable costs, including attorneys' fees, incurred in connection with such litigation (including appellate proceedings) against the non-prevailing party.

(6)       This Termination Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and any and all previous agreements and understandings, written or oral, express or implied with respect to the subject matter hereof are hereby terminated and canceled.

[Signatures appear on following page]

If the foregoing properly sets forth our agreement kindly execute a copy of this Termination Agreement where indicated below and return the same to the undersigned.

Very Truly Yours,

Dancing Bear Investments, Inc.

By:	/s/ Michael S. Egan
Name:	Michael S. Egan
Title:	President

Acknowledged, accepted and agreed, this 31st day of December, 2017:

theglobe.com, inc.

1500 Cordova Road, Suite 302

Fort Lauderdale, Florida 33316

By:	/s/ Robin S. Lebowitz
Name:	Robin S. Lebowitz
Title:	Vice President of Finance

[Signature Page to Termination Agreement – Services]